Exhibit 4.41

Amendment No. 2 to

Loan Agreement

May 12, 2023

FiveT Investment Management Ltd.

Suite 5B201, 2nd Floor, One Nexus Way

Camana Bay, Grand Cayman KY1-1108

Cayman Islands

Dominik Lysek

[***]

Thomas Meyer

[***]

Gentlemen:

Reference is made to the Loan Agreement dated September 9, 2022 (the “Agreement”), as amended on April 6, 2023, between FiveT Investment Management Ltd., Dominik Lysek and Thomas Meyer (the “Lenders”) and Altamira Therapeutics Ltd. (the “AMTL”). The parties hereby agree that, effective as of the date hereof, the Agreement shall be amended as follows:

1.	The Preamble is amended and restated in its entirety as follows:

A.	AMTL is a limited company organized and existing under the laws of Bermuda with its registered office in Hamilton, Bermuda. As of the date hereof, AMTL has an authorized share capital of CHF 5,000,000 under which 6,988,999 common shares with a nominal value of CHF 0.20 each are issued and outstanding (Common Shares). The Common Shares are listed on the NASDAQ under the ticker code CYTO and the international securities identification number (ISIN) BMG0360L2099.

B.	The Lenders wish to grant AMTL a loan with warrants to cover AMTL’s financial needs.

C.	The Lenders shall have the right to shall have the right to convert such loan into Common Shares in accordance with and subject to the terms of this Agreement.

2.	Section 4 is amended and restated in its entirety as follows:

Subject to Sections 5 (Early Repayment), 6 (Event of Default), 7 (Change of Control Transaction) and 8 (Conversion; Warrants), the total outstanding principal amount under the Loan including all accrued and unpaid Interest thereon shall become due and payable in cash no later than July 31, 2023 (the Maturity Date).

3.	Section 5 is amended and restated in its entirety as follows:

a.	AMTL may elect in its sole discretion to repay in cash the total outstanding principal amount under the Loan including all accrued and unpaid Interest thereon (the Repayment Amount), at any time from the date which is three (3) months following the Effective Date by giving 1 (one) month prior written notice to the Lenders (the Repayment Notice Period).

b.	The repayment shall be made within 10 (ten) calendar days following expiry of the Repayment Notice Period.

c.	Subject to availability of an effective registration statement as per Section 8.1(e), AMTL may repay at its option any Loan Unit plus accrued interest in Common Shares (the Repayment Shares). Repayment Shares will be priced at the lower of (i) the mean daily trading volume weighted average price for Common Shares on the NASDAQ stock exchange on the 20 Trading Days preceding the Repayment Date or (ii) 90% of the daily trading volume weighted average price for Common Shares on the NASDAQ stock exchange on the Repayment Date (subject to adjustment for share splits, share dividends, recapitalizations, reorganizations, reclassification, combinations, reverse share splits or other similar events occurring after the Disbursement Date), but in no case lower than the nominal value of the Common Shares, converted into Swiss Francs at the midpoint of the interbank exchange rate shown by UBS on the day of receipt of the applicable notice of the payment of Repayment Shares at 4:00 pm Central European Time (the Repayment Price).

4.	Section 8 is amended and restated in its entirety as follows:

8	Conversion; Warrants

8.1	Conversion

a.	Any Lender has the right to request (the Conversion Right) full or partial conversion (Conversion) of the total outstanding principal amount under a Loan Unit including all accrued and unpaid Interest thereon as per the date of the Conversion Notice (the Conversion Amount), into Common Shares; the number of such Common Shares issuable or deliverable to the Lender shall be equal to the quotient obtained by dividing the Conversion Amount by the Conversion Price (such number of such Common Shares, the Conversion Shares). Any fractional Conversion Shares resulting from any Conversion shall be disregarded and the number of Conversion Shares to be issued or delivered to the Lender shall be rounded down to the next whole number without any further compensation.

b.	The Lender may exercise the Conversion Right at any time from the date of effectiveness of a Registration Statement for the Conversion Shares pursuant to Section 8.1(e) until no later than the Maturity Date by giving written notice to AMTL (the Conversion Notice). The Conversion Notice shall be irrevocable and cannot be cancelled or withdrawn by the Lender.

c.	The conversion price applicable for any Conversion (the Conversion Price) shall be the amount equal to 120% of the mean daily trading volume weighted average price for Common Shares on the NASDAQ stock exchange on the 20 Trading Days preceding the date of this Amendment (the Reference VWAP) (subject to adjustment for share splits, share dividends, recapitalizations, reorganizations, reclassification, combinations, reverse share splits or other similar events occurring after the date hereof), converted into Swiss Francs at the midpoint of the interbank exchange rate shown by UBS on the day preceding the date of this Amendment at 4:00 pm Central European Time.

d.	AMTL shall take all actions, execute all documents and make all declarations as may be necessary or appropriate, and the Lender shall cooperate as necessary and appropriate, to give full effect to the Conversion and ensure that the Conversion Shares are duly issued or delivered to the Lender by crediting the depository account of the Lender (as designated by the Lender in the Conversion Notice) by no later than 2 (two) Trading Days following the date of receipt of the original of the Conversion Notice. AMTL shall procure that any Conversion Shares issued or delivered to the Lender under this Agreement will, no later than 2 (two) Trading Days after the date on which the Conversion Shares have been issued or delivered, be listed on the NASDAQ and become tradable without any restrictions on the NASDAQ.

e.	As soon as practicable (and in any event within 15 calendar days of the Disbursement Date), AMTL shall file a registration statement on Form F-3 (or other appropriate form) providing for the resale by the Lender of the Conversion Shares issued and issuable upon any Conversion and Repayment Shares issued and issuable under Section 5(c) (the Registration Statement). Such registration statement shall cover an amount (the Initial Required Amount”) of Common Shares equal to (i) the principal amount of the Loan plus accrued interest on the date of the Amendment divided by (ii) the Reference VWAP. AMTL shall use best efforts to cause such resale registration statement to become effective within 45 days following the Disbursement Date (or, in the event of a “full review” by the SEC, the 90th calendar day following the Disbursement Date) and to keep the registration statement effective at all times until (the following date, the Registration End Date) the earlier of (1) the date as of which the Lender may sell Conversion Shares and Repayment Shares without restriction or limitation pursuant to Rule 144 (as defined below) and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act or (2) the later of (x) the date on which no principal or Interest remains outstanding under the Loan or (y) the date on which the Lender no longer owns any Conversion Shares or Repayment Shares. In addition, if at any time following the three-calendar month anniversary of the Disbursement Date but prior to the Registration End Date AMTL has issued a number of Conversion Shares and/or Repayment Shares that equals or exceeds the Initial Required Amount then AMTL shall use commercially reasonable efforts to file one or more additional resale registration statements so as to cover any additional Common Shares that may be issuable under this Agreement at such time, determined using the Reference VWAP.

8.2	Warrants

Each Loan Unit bears 6,944 Common Share purchase warrants (Warrants) which gives the Lenders the right to purchase 6,944 Common Shares between October 1, 2022 and September 30, 2027 for CHF 0.881 each, pursuant to the Warrant form in Annex 8(a) (Warrant Exercise). The exercise price for each Warrant was determined based on the VWAP of the Company’s share price on Nasdaq on May 11, 2023 (USD 0.985), converted at the CHF/USD rate as reported by UBS, Zurich on May 11, 2023 (CHF/USD 0.8943).

As soon as practicable (and in any event within 21 calendar days of the Effective Date), AMTL shall file a registration statement on Form F-3 (or other appropriate form) providing for the resale by the Lenders of the Common Shares issued and issuable upon any Warrant Exercise. AMTL shall use best efforts to cause such resale registration statement to become effective within 45 days following the Effective Date (or, in the event of a “full review” by the SEC, the 90th calendar day following the Effective Date) and to keep the registration statement effective at all times until the earlier of (1) the date as of which the Lenders may sell Common Shares from the Warrant Exercise without restriction or limitation pursuant to Rule 144 (as defined below) and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act or (2) the date on which the Lenders no longer own any Common Shares from the Warrant Exercise.

[Signature Page Follows.]

If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Lender	FiveT Investment Management Ltd.
Pfaeffikon, 12-05-2023	/s/ Benjamin Michael Kressler

Place, date	Name:
Function:

Dominik Lysek
[***], 12-05-2023	/s/ Dominik Lysek

Place, date

Thomas Meyer
Basel, 14-05-2023	/s/ Thomas Meyer

Place, date

AMTL	Altamira Therapeutics Ltd.
Basel, 14-05-2023	/s/ Thomas Meyer

Place, date	Name: Thomas Meyer
Function: CEO
Hamilton, 12-05-2023	/s/ Marcel Gremaud

Place, date	Name: Marcel Gremaud
Function: CFO

[Signature Page to Amendment No. 1 to Loan Agreement]

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